	Country of	Percentage
Name of Subsidiary	Incorporation	Ownership
320204 US Holdings Corp.	USA	100%
320204 Oregon Holdings Corp.	USA	100%
320204 Nevada Holdings Corp.	USA	100%
320204 Re Holdings, LLC	USA	100%
Eco Firma Farms LLC	USA	100%
Silver State Cultivation LLC	USA	100%
Silver State Relief LLC	USA	100%
Phantom Venture Group, LLC	USA	100%
Phantom Brands, LLC	USA	100%
Phantom Distribution, LLC	USA	100%
63353 Bend, LLC	USA	100%
20727-4 Bend, LLC	USA	100%
4964 BFH, LLC	USA	100%
Workforce Concepts 21, Inc.	USA	100%